As filed with the Securities and Exchange Commission on May 14, 2025

Registration No. 333-256491

Registration No. 333-222735

Registration No. 333-201236

Registration No. 333-176165

Registration No. 333-152877

Registration No. 333-127353

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256491

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222735

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201236

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176165

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152877

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127353

UNDER

THE SECURITIES ACT OF 1933

STERICYCLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3640402
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

800 Capitol Street, Suite 3000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Stericycle, Inc. 2021 Long-Term Incentive Plan

Stericycle, Inc. 2017 Long-Term Incentive Plan

Stericycle, Inc. 2014 Incentive Stock Plan

Stericycle, Inc. 2011 Incentive Stock Plan

Stericycle, Inc. 2008 Incentive Stock Plan

Stericycle, Inc. 2005 Incentive Stock Plan

(Full title of the plan)

Charles C. Boettcher

Chief Legal Officer

Waste Management, Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

(Name and address of agent for service)

(713) 512-6200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller Reporting Company ☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Stericycle, Inc. (the “Registrant”) has previously filed with the Securities and Exchange Commission (the “Commission”) certain Registration Statements on Form S-8, to register shares of its common stock, par value $0.01 per share (the “Common Stock”), available for issuance under certain equity compensation plans, and paid related registration fees, as follows:

•	Registration Statement No. 333-127353, filed August 9, 2005, as amended May 26, 2021, registering 2,400,000 shares under the Stericycle, Inc. 2005 Incentive Stock Plan (the “2005 Plan”), with a registration fee of $33,208.35;

•	Registration Statement No. 333-152877, filed August 8, 2008, as amended May 26, 2021, registering 3,500,000 shares under the Stericycle, Inc. 2008 Incentive Stock Plan (the “2008 Plan”), with a registration fee of $8,182.85;

•	Registration Statement No. 333-176165, filed August 9, 2011, as amended May 26, 2021, registering 3,000,000 shares under the Stericycle, Inc. 2011 Incentive Stock Plan (the “2011 Plan”), with a registration fee of $28,591.95;

•	Registration Statement No. 333-201236, filed December 23, 2014, as amended May 26, 2021, registering 2,500,000 shares under the Stericycle, Inc. 2014 Incentive Stock Plan (the “2014 Plan”), with a registration fee of $37,003.89;

•	Registration Statement No. 333-222735, filed January 26, 2018, as amended May 26, 2021, registering 1,500,000 shares under the Stericycle, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”), with a registration fee of $13,132.26; and

•	Registration Statement No. 333-256491, filed May 26, 2021, registering 2,500,000 shares under the Stericycle, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), with a registration fee of $21,176.31;

Such Registration Statements are referred to herein as the “Registration Statements.”

The Registrant is filing this Post-Effective Amendment No. 1 to the 2021 Plan and Post-Effective Amendment No. 2 to the 2005 Plan, 2008 Plan, 2011 Plan, 2014 Plan and 2017 Plan in order to deregister certain securities originally registered by the Registrant pursuant to the Registration Statements.

Effective as of November 4, 2024, pursuant to an Agreement and Plan of Merger dated June 3, 2024 (the “Merger Agreement”), by and among the Registrant, Waste Management Inc., a Delaware corporation (“Waste Management”), and Stag Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Waste Management (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned indirect subsidiary of Waste Management (such transaction, the “Merger”). As a result of the Merger, each outstanding share of Common Stock underlying awards granted under the 2021 Plan was automatically converted into the right to receive the merger consideration in the manner described in the Merger Agreement.

In connection with the Merger, the Registrant has terminated any and all offerings of Common Stock pursuant to the Registration Statements and will no longer be issuing securities under the 2021 Plan. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the 2021 Plan and Post-Effective Amendment No. 2 to the 2005 Plan, 2008 Plan, 2011 Plan, 2014 Plan and 2017 Plan all shares of Common Stock registered under the Registration Statements that were registered for issuance but remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 14, 2025.

STERICYCLE, INC.

By:	/s/ Courtney A. Tippy
Name:	Courtney A. Tippy
Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.